Offer to Purchase for Cash

                                      up to

                 5,000,000 Common Shares of Beneficial Interest

                                       of

             First Union Real Estate Equity and Mortgage Investments

                                       at

                               $2.30 Net Per Share

                                       by

                               FUR Investors, LLC

--------------------------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON MONDAY, DECEMBER 29, 2003, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                                                                December 1, 2003

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

      We have been appointed by FUR Investors, LLC, a Delaware limited liability company ("Purchaser"), to act as Information Agent in connection with Purchaser's offer to purchase up to 5,000,000 common shares of beneficial interest, par value $1.00 per share (the "shares"), of First Union Real Estate Equity and Mortgage Investments (the "Company"), at a purchase price of $2.30 per share, net to the seller in cash (subject to applicable withholding of United States federal, sate and local taxes), less the per share amount of distributions, if any, declared and payable by the Company between December 1, 2003 and the expiration date of the offer, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 1, 2003 (the "Offer to Purchase"), and in the related letter of transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") enclosed herewith. Holders of shares whose certificates for such shares are not immediately available or who cannot deliver their share certificates and all other required documents to the depositary (as defined below) on or prior to the expiration date (as defined in the Offer to Purchase), or who cannot complete the procedure for book entry transfer on a timely basis, must tender their shares according to the guaranteed delivery procedures set forth in Section 2 of the Offer to Purchase.

      Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold shares registered in your name or in the name of your nominee.

      Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

            1. The Offer to Purchase, dated December 1, 2003.

            2. The letter of transmittal to tender shares for your use and for the information of your clients. Facsimile copies of the letter of transmittal may be used to tender shares.

            3. The Notice of Guaranteed Delivery for shares to be used to accept the Offer if share certificates are not immediately available or if such certificates and all other required documents cannot be delivered to National City Bank (the "depositary") on or prior to the expiration date or if the procedure for book-entry transfer cannot be completed by the expiration date.

            4. A printed form of letter which may be sent to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

            5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

            6. A return envelope addressed to National City Bank, as depositary.

      Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights expire at 12:00 midnight, Eastern time, on December 29, 2003, unless the Offer is extended.

      CERTAIN CONDITIONS TO THE OFFER ARE DESCRIBED IN SECTION 13 TO THE OFFER TO PURCHASE. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, DECEMBER 29, 2003, UNLESS THE OFFER IS EXTENDED.

      The Offer is being made pursuant to the terms of a Stock Purchase Agreement dated as of November 26, 2003, between the Purchaser and the Company.

      In order to take advantage of the Offer, (1) a duly executed and properly completed letter of transmittal (or a facsimile thereof) and any required signature guarantees, or an agent's message (as defined in the Offer to Purchase) in connection with a book-entry delivery of shares, and other required documents should be sent to the depositary, and (2) either share certificates representing the tendered shares should be delivered to the depositary or such shares should be tendered by book-entry transfer and a book-entry confirmation (as defined in the Offer to Purchase) with respect to such shares should be delivered to the depositary, all in accordance with the instructions set forth in the letter of transmittal and the Offer to Purchase.

      Holders of shares whose share certificates are not immediately available or who cannot deliver their share certificates and all other required documents to the depositary on or prior the expiration date of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

      In all cases, payment for shares accepted for payment pursuant to the offer will be made only after timely receipt by the depositary of (1) the certificates for (or a timely book-entry confirmation (as defined in the Offer to Purchase) with respect to) such shares, (2) a letter of transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in section 2 of the Offer to Purchase, an agent's message (as defined in the Offer to Purchase), and (3) any other documents required by the letter of transmittal. Accordingly, tendering shareholders may be paid at different times depending on when certificates for shares or book-entry confirmations with respect to shares are actually received by the depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

      The Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the depositary and MacKenzie Partners, Inc. (the "information agent") (as described in the Offer to Purchase)) for soliciting tenders of shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

      Inquiries you may have with respect to the Offer should be addressed to the information agent or the undersigned, at the respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the information agent.

                                                     Very truly yours,


                                                     MACKENZIE PARTNERS, INC.

      Nothing contained herein or in the enclosed documents shall render you or any other person, the agent of the Purchaser, the depositary or the information agent, or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.